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                  Lippenberger, Thompson, Welch and Soroko LLP
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                                          January 9, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      BioTime, Inc.
                  Registration Statement on Form S-3

Ladies/Gentlemen:

         We are counsel to BioTime, Inc. (the "Company") in connection with the offer and sale of up to 283,109 Common Shares (the "Shares") issuable upon the exercise of 2,831,084 subscription rights (the "Rights") that will be issued and distributed by the Company to the holders of record of its Common Shares. The issuance of the Rights and the offer and sale of the Shares is being registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3, File No. 333-17321.

     We are of the opinion that when the Rights are issued as described in the Registration Statement, the Rights will be the legally and validly issued and outstanding and will constitute binding obligations of the Company, enforceable in accordance with their terms. We are also of the opinion that when the Shares are issued and sold upon the exercise of the Rights, in accordance with the terms and provisions of the Rights and the Registration Statement, the Shares will be legally and validly issued and outstanding, fully paid and nonassessable.

         The foregoing opinion is limited to the laws of the State of California and the Federal laws of the United States of America.

         We hereby consent to the use of our opinion in the Registration Statement.


                                      Very truly yours,

                                      Lippenberger, Thompson, Welch & Soroko LLP